Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-04385, 333-40869, 333-44421, 333-55921, 333-55866, 333-91316-02, 333-102963, 333-102962-02, 333-122555-01, 333-123408-01 and 333-129033-01) of Knight Inc. and its subsidiaries of our reports dated March 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K, and of our report dated February 25, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.’s Annual Report on Form 10-K, which is incorporated by reference in this Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
March 28, 2008